NORTHERN LIGHTS ACQUISITION CORP.

June 21, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Pamela Howell

Re:	Northern Lights Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-256701) (the “Registration Statement”)

Dear Ms. Howell,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Wednesday, June 23, 2021, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at 510-323-2526 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

909 Bannock Street, Denver, Colorado 80204 • Tel: 510.323.2526

Very truly yours,

Northern Lights Acquisition Corp.

By:	/s/ John Darwin
Name: Title:	John Darwin Co-Chief Executive Officer

[Signature Page to Acceleration Request Letter]